Exhibit 99.11

SECOND AMENDMENT
TO THE
RESTATED GRAND CASINOS
401(k) SAVINGS PLAN

WHEREAS, the Restated Grand Casinos 401(k) Savings Plan (the “Plan”) was adopted on February 28, 2001;

WHEREAS, under Section XIII of the Plan, Grand Casinos, Inc. reserved the right to amend the provisions of the Plan through action of its Board of Directors;

WHEREAS, the First Amendment to the Plan was adopted on November 21, 2001; and

WHEREAS, it has become necessary to amend the Plan in order (i) to incorporate certain provisions intended to be good faith compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), (ii) for the Internal Revenue Service to issue a favorable determination letter for the Plan and (iii) to make certain other design changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.             Section 1.1 is amended to read as follows:

“1.1  ‘Account Balance’ shall mean the sum of the account balances in the Participant’s Salary Deferral Contribution Account, Matching Contribution Account, Rollover Contribution Account, Catch-Up Contribution Account and After Tax Contribution Account.”

2.             Section 1.14 is amended to read as follows:

“1.14  ‘Compensation’ shall mean salary, wages, bonuses, overtime, gratuities, commissions and other remuneration earned by a Participant for personal services actually rendered in the course of employment with the Employer during a Plan Year for the period of time during which he was a Participant during such Plan Year, but shall exclude any income attributable to the grant, vesting or exercise of stock options granted to the Employee by the Employer, any moving expenses, any relocation bonuses, any severance or salary continuation payments received by a Participant and all Matching Contributions to this Plan and any other employer contributions to any other pension or profit sharing plan, or contributions made under any insurance or welfare plan.  Compensation shall include Salary Deferral Contributions hereunder, any pre-tax salary reduction contributions under a Code Section 125 plan and any pre-tax salary reduction amounts under a Code Section 132(f) transportation program.”

3.             The first sentence of Section 1.17 is amended to read as follows:

“‘Eligible Employee’ shall mean, except as provided herein, any person who is an Employee of the Employer and has completed a Year of Eligibility Service; provided, however, that effective January 1, 2002, ‘Eligible Employee’ shall mean, except as provided herein, any person who is an Employee of the Employer and has completed Six Months of Eligibility Service.”

4.             The second sentence of Section 1.17 is amended to read as follows:

“For purposes of the Plan, an Eligible Employee shall not include: (a) any Employee who is included in a unit covered by a collective bargaining agreement between Employee representatives and the Employer unless the bargaining agreement specifically requires participation in this Plan; (b) any Leased Employee; or (c) any individual retained directly or through a third party agency, including a leasing organization within the meaning of Code Section 414(n)(2), to perform services for the Employer (for either a definite or indefinite duration) in the capacity of a temporary service worker, leased worker, independent contractor, consultant or any similar capacity, to the extent that such individual is or has been determined by a governmental entity, court, arbitrator, or other third party, to be an employee of the Employer for any purpose, including tax withholding, employment tax, employment law or for purposes of any other employee 4. benefit plan of the Employer.”

5.             Section 1.24 is amended by (a) deleting the third paragraph thereof.

6.             Section 1.42 is amended to read as follows:

“1.42  ‘Termination of Employment’ shall mean the voluntary severance from employment of an Employee, or the involuntary severance from employment of an Employee by the Employer, other than severance from employment by reason of death, Disability or Retirement under this Plan.  For purposes of this Plan, an Employee shall not be considered to have a Termination of Employment until such Employee is no longer employed by the Employer or any Affiliate.”

7.             Article I is amended by adding a new Section 1.46A, immediately following Section 1.46 thereof to read:

“1.46A  ‘Six Months of Eligibility Service’ shall mean:

(a)           (i)            The six-month period beginning on the Employee’s Employment Commencement Date and ending on the six month anniversary of the Employee’s Employment Commencement Date (the “Initial Six Month Employment Period”) in which an Employee is credited with at least 500 Hours of Service; (ii) if an Employee is not credited with 500 Hours of Service at the end of the Initial Six Month Employment Period, an Employee shall be credited with Six Months of Eligibility Service at the time such Employee is credited with 500 Hours of Service during the twelve-month period beginning on the Employee’s Employment

Commencement Date and ending on the twelve month anniversary of the Employee’s Employment Commencement Date (the “Initial Twelve Month Employment Period”); or (iii) if an Employee is not credited with 500 Hours of Service during his Initial Twelve Month-Employment Period, an Employee will be credited with Six Months of Eligibility Service at the time he is credited with 500 Hours of Service during a Plan Year, beginning with the Plan Year that includes the last day of the Employee’s Initial Twelve Month Employment Period.

(b)           If on December 31, 1998, or at any time within one year after that date, an individual is an Employee of the Employer or any Affiliate:

(i)            any period during which such individual was employed by Hilton Hotels Corporation or any of its affiliates prior to such date shall be treated as employment as an Employee for purposes of calculating ‘Six Months of Eligibility Service’;

(ii)           if on December 18, 1996 such individual was employed by Bally’s Entertainment Corp. or any of its affiliates, any period during which such individual was employed by Bally’s Entertainment Corp. or any of its affiliates shall be treated as employment as an Employee for purposes of calculating ‘Six Months of Eligibility Service’; and

(iii)          any period during which such individual was employed by Grand Casinos, Inc. prior to such date shall be treated as employment as an Employee for purposes of calculating ‘Six Months of Eligibility Service’;

provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.

(c)           If on January 1, 2000 an individual is an employee of Caesars World, Inc., any years of service credited to such individual under the

Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan prior to such date shall be treated as employment as an Employee for purposes of calculating ‘Six Months of Eligibility Service’ under the Plan; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.

(d)           Any period during which an individual is employed by Atlantic City Country Club, Inc. prior to January 1, 1998 shall be treated as employment as an Employee for purposes of calculating ‘Six Months of Eligibility Service’ under the Plan; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.

(e)           Any period during which an individual is employed by an Affiliate (either before or after employment hereunder) shall be treated as employment as an Employee for purposes of calculating ‘Six Months of Eligibility Service’; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.  For purposes of this paragraph (e), employment with Belle of Orleans shall be treated as employment by an Affiliate.

(f)            If on November 1, 2000 an individual is an employee of Cascata Golf Course, any period during which such individual was employed by Cascata Golf Course prior to November 1, 2000 shall be treated as employment as an Employee for purposes of calculating ‘Six Months of Eligibility service’ under the Plan; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.

(g)           If on June 1, 2001 an individual is an employee of Bally’s Skyscraper, Inc., any period during which such individual was employed by The Claridge at Park Place, Inc. prior to June 1, 2001 shall be treated as employment as an Employee for purposes of calculating a ‘Six Months of Eligibility Service’ under the Plan; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.”

8.             Article I is amended by adding new Sections 1.48 and 1.49 at the end to read:

“1.48  ‘Catch-Up Contribution’ shall mean the amount contributed to the Plan in accordance with Section 3.9.

1.49  ‘Catch-Up Contribution Account’ shall mean the separate account of a Participant established and maintained in accordance with Section 3.5.

9.             Article I is amended by adding a new Section 1.50 at the end thereof to read:

“1.50  ‘Leased Employee’ shall mean any individual who is not an Employee and who provides services to the Employer if (i) such services are provided pursuant to an agreement between the Employer and a leasing organization; (ii) such individual has performed services for the Employer on a substantially full time basis for a period of at least one year; and (iii) such services are performed under the primary direction and control by the Employer.”

10.           Section 3.1(a)(i) is amended to read as follows:

“(a)(i) Each Eligible Employee may elect to become a Participant as of any Entry Date after becoming an Eligible Employee by authorizing the Employer (in the manner prescribed by the Committee) to reduce his Compensation for a payroll period by an amount equal to from one percent (1%) to fourteen percent (14%) (effective January 1, 2002, twenty percent (20%)) (in whole percentages) of such Compensation for such payroll period and to have such amount deposited to the Plan as a Salary Deferral Contribution hereunder.  In no event-shall the sum of a Participant’s Salary Deferral Contributions under Section 3.1 and After Tax Contributions under Section 3.3 for a Plan Year exceed fourteen percent (14%) (effective January 1, 2002, twenty percent (20%)) of such Participant’s Compensation for such Plan Year.

The twenty percent (20%) limitation described above shall not apply to any Catch-Up Contributions made pursuant to Section 3.9.”

11.           Section 3.3(a) is amended to read as follows:

“(a)         Each Participant may elect to contribute After Tax Contributions to the Plan.  Such After Tax Contributions shall be contributed to the Plan through after tax payroll deductions and shall be made in increments of one percent (1%) to fourteen percent (14%) (effective January 1, 2002, twenty percent (20%)) of such Participant’s Compensation for such payroll period.  In no event shall the sum of a Participant’s Salary Deferral Contributions under Section 3.1 and After Tax Contributions under this Section 3.3 for a Plan Year exceed fourteen percent (14%) (effective January 1, 2002, twenty percent (20%)) of such Participant’s Compensation for such Plan Year. Any amounts so contributed by a Participant shall be credited to the Participant’s After Tax Contribution Account.  The twenty percent (20%) limitation described above shall not apply to any Catch-Up Contributions made pursuant to Section 3.9.”

12.           Section 3.4(a) is amended to read as follows:

“(a)         The term “Rollover Contribution” shall mean:

(i)            a distribution from a plan or annuity contract described in Sections 401(a), 403(a), 403(b) or 457(b) of the Code; provided, however, that except as provided in (ii) below, a Rollover Contribution shall not include any distribution from such an arrangement which is not includible in gross income;

(ii)           a Direct Rollover (as defined in Section 7.9(b)) from a plan described in Section 401(a) of the code of which all or a portion consists of after-tax employee contributions which are not includible in gross income; or

(iii)          a distribution from an individual retirement account described in Section 408(a)

of the Code or an-individual retirement annuity described in Section 408(b) of the Code; provided, however, that a Rollover Contribution shall not include any distribution from such an arrangement which is not includible in gross income.”

13.           Section 3.4(c)(i) is amended to read as follows:

“(i)  A Rollover Contribution shall be credited to the Rollover Contribution Account for the Participant on whose behalf such contribution is made.  However, any portion of a Rollover Contribution described in 3.4(a)(ii) which is not includible in gross income shall be separately accounted for.”

14.           The first sentence of Section 3.5 is amended to read as follows:

“The Committee shall maintain a separate Salary Deferral Contribution Account, Matching Contribution Account, After Tax Contribution Account, Rollover Contribution Account and Catch-Up Contribution Account in the name of each Participant.”

15.           Article III is amended by adding the following new Section 3.9 at the end thereof to read.

“3.9  Catch-Up Contributions.  Each Eligible Employee who is eligible to make Salary Deferral Contributions to the Plan pursuant to Section 3.1 who has attained age 50 before the end of a Plan Year shall be eligible to make a Catch-Up Contribution in accordance with, and subject to the limitations of, Section 414(v) of the Code.  Such Catch-Up Contributions shall not be taken into account for purposes of the limitations provided in Sections 4.1 and 4.7 of the Plan.  The Plan shall not be. treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions.  Any Catch-Up Contributions made under the Plan on behalf of a Participant shall be credited to such Participant’s Catch-Up Contribution Account.  A Participant shall be fully vested at all times in his Catch-Up Contribution Account.”

16.           Section 4.1 is amended by adding the following new sentence at the end thereof to read:

“The maximum dollar amount limitation described in this Section 4.1 shall not apply to any Catch-Up Contributions made pursuant to Section 3.9.”

17.           Section 4.3(c)(iii) is amended to read as follows:

“(iii)  The Committee may in its sole discretion reduce or restrict Highly Compensated Employees’ deferral elections made pursuant to Section 3.1 by the amount necessary to satisfy one of the tests set forth in Section 4.3(a).”

18.           The first sentence of Section 4.4 (a) is amended to read as follows:

“Notwithstanding any other provision of the Plan, Excess Salary Deferral Contributions and income or loss allocable thereto shall be distributed to those Participants on whose behalf such Salary Deferral Contributions were made for a Plan Year, using the ‘dollar leveling method’ starting with the Highly Compensated Employee with the greatest dollar amount of Salary Deferral Contributions, and other contributions treated as Salary Deferral Contributions for the Plan Year, until the amount of Excess Salary Deferral Contributions has been accounted for, in accordance with the provisions of Section 401(k)(8)(C) of the Code.”

19.           Section 4.5(d) shall be amended by adding a new subparagraph (iv) at the end thereof to read:

“(iv)        For Plan Years beginning on or after January 1, 2002, the foregoing provisions of this Section 4.5(d) shall no longer apply.”

20.           The first sentence of Section 4.6(a) is amended to read as follows:

“Notwithstanding any other provision of the Plan, Excess Qualified Contributions and income or loss allocable thereto shall either be forfeited, if forfeitable under the provisions of Section 7.3, or distributed to. those Participants on whose behalf such Qualified Contributions were made for a Plan Year, using the ‘dollar leveling method’ starting with the Highly Compensated Employee with the greatest dollar amount of Qualified Contributions, and other contributions treated as Qualified Contributions, for the Plan Year, until the amount of Excess Qualified Contributions has been accounted for, in accordance with the provisions of Section 401(m)(6)(C) of the Code.”

21.           Section 4.7(a) is amended to read as follows:

“(a)  The Annual Additions credited to a Participant under the Plan for any Limitation Year shall not exceed the lesser of (i) 25 percent of the Participant’s Adjusted Compensation or (ii) $30,000 (as adjusted by the Adjustment Factor).  Effective January 1, 2002, except to the extent permitted under Section 3.9 and Section 414(v) of the Code, the Annual Additions credited to a Participant under this Plan for any Limitation Year shall not exceed the lesser of (i) 100 percent of the Participant’s Adjusted Compensation or (ii) $40,000 (as adjusted by the Adjustment Factor).”

22.           Section 4.8 is amended to read as follows:

“4.8  Limit on Compensation.  For purposes of this Plan, Compensation, ADP Compensation and ACP Compensation of a Participant for a Plan Year in excess of $160,000 (as adjusted by the Adjustment Factor under Section 401(a)(17)(B) of the Code) shall not be taken into account.  Effective January 1, 2002, for purposes of this Plan, Compensation, ADP Compensation and ACP Compensation of a Participant for a Plan Year in excess of $200,000 (as adjusted by the Adjustment Factor under Section 401(a)(17)(B) of the Code) shall not be taken into account.”

23.           Section 6.2 is amended to read as follows:

“6.2  Allocation of Net Increase and Net Decrease to Accounts of Participants.  The Trustee shall then allocate as of such Valuation Date a part of each such net increase or decrease to the Salary Deferral Contribution Account, Matching Contribution Account, After Tax Contribution Account, Catch-Up Contribution Account and Rollover Contributions Account of each Participant in the ratio that the balance in each such Account bears to all such Account balances.”

24.           Section 7.3(a)(i) is amended to read as follows:

“(a)  (i)  A Participant who ceases to be an Employee on account of his Termination of Employment shall be entitled to receive 100% of the balance in his Salary Deferral Contribution Account, Rollover Contribution Account, After Tax Contribution Account and Catch-Up Contribution Account, plus the Vested Percentage of the balance in his Matching Contribution Account.  (For purposes of this Article VII, the balance in a Participant’s Salary Deferral Contribution Account, Rollover Contribution Account, After Tax Contribution Account, and Catch-Up Contribution Account and the Vested Percentage of the balance in such Participant’s Matching Contribution Account shall be referred to as the ‘Vested Account Balance’.)”

25.           Section 7.6 is amended by deleting paragraph (e) in its entirety.

26.           The first sentence of Section 7.8 is amended to read as follows:

“A Participant shall be entitled to receive a hardship distribution of the total amount of the Participant’s Vested Account Balance (excluding After Tax Contributions, Rollover Contributions, the amount of any outstanding loan, any post-December 31, 1988 income attributable to elective deferrals made by the Participant pursuant to Section 401(k) of the Code and transferred to this Plan and any income attributable to Salary

Deferral Contributions or Catch-Up Contributions), if the distribution is necessary to defray an immediate and severe financial hardship incurred by the Participant.”

27.           Section 7.8(b) is amended to read as follows:

“(b)         Distribution Necessary to Satisfy the Financial Need.  A hardship withdrawal shall be considered to be necessary to meet such an immediate and heavy financial need only under the following circumstances:

(i)            The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant (that cannot be satisfied by distributions and/or non-taxable loans of the types described in subparagraph (ii) below).  This distribution may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

(ii)           The Participant has obtained (or requested) all distributions, other than hardship distributions, and all non-taxable loans currently available under all plans maintained by the Employer or any Affiliate.

In the event of any hardship distribution to a Participant hereunder, such Participant may not make Salary Deferral Contributions, Catch-Up Contributions and/or After Tax Contributions to the Plan or to any other deferred compensation plans maintained by the Employer or any Affiliate during the 12 calendar months immediately following the date of such hardship withdrawal.  Effective for hardship distributions made on or after January 1, 2002, the 12 calendar month suspension provided for in the preceding sentence shall be 6 calendar months.  The Participant also may not make Salary Deferral Contributions (or comparable contributions) to the Plan or to any other tax-qualified retirement plan maintained by the Employer or any Affiliate, for the calendar year immediately following the calendar year of the hardship withdrawal, in excess of the applicable limit under Section 402(g) of the Code for such next calendar year less the amount of such Participant’s Salary Deferral Contributions (or comparable contributions) made on his behalf to the Plan or to any other tax-qualified retirement plan maintained by the Employer or any Affiliate for the calendar year of the hardship distribution.  Effective January 1, 2002, the post-hardship contribution limit provided for in the preceding sentence shall no longer apply.

The foregoing provisions shall be applied on a uniform and nondiscriminatory basis and shall be subject to such changes as the Committee may deem to be necessary at any time to comply with Treasury Regulations or other rules issued under Section 401(k) of the Code.”

28.           Sections 7.8(c)(ii) is amended to read as follows:

“(ii)         The amount of any hardship distribution shall in no event exceed the total amount of the Participant’s Vested Account Balance (excluding After Tax Contributions, Rollover Contributions, the amount of any outstanding loan and any post-December 31, 1988 income attributable to elective deferrals made pursuant to Section 401(k) by the Participant of the Code.)”

29.           Sections 7.9(b)(i) and (ii) are amended to read as follows:

“(i)          ‘Eligible Rollover Distribution’ shall mean any distribution of all or any portion of the Participant’s Vested Account Balance, except that an Eligible Rollover Distribution does not include:

(A)          Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant’s designated beneficiary, or for a specified period of ten years or more.

(B)           Any distribution to the extent such distribution is required under Section 401(a)(9) of the Code.

(C)           The portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net-unrealized appreciation with respect to employer securities). Effective January 1, 2002, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income.  However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan as described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(D)          Effective January 1, 2000, any distribution of a Participant’s Salary Deferral Contributions made pursuant to Section 7.8 on account of hardship and, effective January 1, 2002, any distribution of a Participant’s Vested Account Balance made pursuant to Section 7.8 on account of hardship.

(ii)           ‘Eligible Retirement Plan’ shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Participant’s Eligible Rollover Distribution.  However, in the case of an Eligible Rollover Distribution to a surviving spouse, an Eligible Retirement Plan shall mean only an individual retirement account or individual retirement annuity. Effective for distributions made on or after January 1, 2002 ‘Eligible Retirement Plan’ shall also mean an annuity contract described in Code Section 403(b)

and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.  This definition of ‘Eligible Retirement Plan’ shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).

30.           Section 10.2(g) is amended to read as follows:

“(g)         ‘Top-Heavy Plan’ shall mean with respect to any Plan Year, the Plan if, as of the Determination Date, the Plan is not part of an Aggregation Group and the aggregate of the accounts under the Plan of all Key Employees exceeds sixty percent (60%) of the, aggregate of the accounts under the Plan of all employees, or if, as of the Determination Date, the Plan is part of a Top-Heavy Group.  In determining the amount of the account or the cumulative accrued benefit of any employee for purposes of determining if the Plan is a Top-Heavy Plan, including the determination of whether the Aggregation Group is a Top-Heavy Group the following rules shall apply:

(i)            The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1year period ending on the Determination Date.  The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code.  In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting ‘5-year period’ for ‘1-year period.’

(ii)           The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.”

31.           Section 10.3 is amended by adding the following new sentence at the end thereof to read:

“In determining whether the Employer has made any contribution required under this Section 10.3, any Matching Contributions made by the Employer under Section 3.2 (or any similar contributions made under any other plan maintained by the Employer or an Affiliate) shall be taken into account.”

32.           Article XIV is amended by adding the following new Section 14.3 at the end thereof to read:

“14.3  For purposes of this Article XIV, Belle of Orleans, L.L.C. shall be considered an Affiliate of Grand Casinos, Inc. and its Affiliates.”

33.           Effective Dates.

(a)           The amendments made by paragraphs 4, 5, 18, 20, 26 and 28 shall be effective as of January 1, 1999.

(b)           The amendment made by the last sentence of paragraph 2 shall be effective as of January 1, 1999.

(c)           The amendment made by paragraph 32 shall be effective as of March 5, 2001.

(d)           Except as otherwise provided, the amendments made by paragraphs 2, 3, 7, and 17 shall be effective as of January 1, 2002.

(e)           Except otherwise provided, the amendments made by paragraphs 1, 6, 8, 10 through 16, 19 and 21 through 25, 27, 29, 30 and 31 shall be effective as of January 1, 2002.  The amendments made by such paragraphs shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment.  The amendments made by such paragraphs are adopted to reflect certain provisions of EGTRRA and are intended as good faith compliance with the requirements of EGTRRA and guidance issued thereunder.

IN WITNESS WHEREOF, Grand Casinos, Inc. has executed this Second Amendment to the Plan on this 31st day of December, 2002.

ATTEST:	GRAND CASINOS, INC.

Pamela Bouchard	By:	/s/ Wallace R. Barr
	Title:	President